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                                                                    EXHIBIT 99.2

                       [LETTERHEAD OF G&L REALTY CORP.]

                                     NEWS

RELEASE:                                                CONTACT:
Immediate                                            David Hamer 310-273-9930
                                                    E-mail: dhamer@glrealty.com

  G&L REALTY CORP. ANNOUNCES THAT MESSRS. GOTTLIEB AND LEBOWITZ GRANT LIMITED
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      WAIVER TO PERMIT SPECIAL COMMITTEE TO NEGOTIATE WITH WEISMAN GROUP
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BEVERLY HILLS, California, October 2, 2001. G&L Realty Corp. (NYSE: GLR)
announced that the special committee of its board of directors has received a limited waiver of the "no shop" provisions of the agreement and plan of merger dated as of May 10, 2001 with a new company owned by Daniel M. Gottlieb and Steven D. Lebowitz (the "Merger Agreement") to permit discussions and negotiations by the special committee with Lyle Weisman and his associates (the "Weisman Group").

The "no shop" provisions of the Merger Agreement restrict the board of directors and the special committee from taking certain actions, but allow them to enter into discussions or negotiations with any person that makes a bona fide, written and unsolicited "Acquisition Proposal" (as defined) if the board of directors or the special committee determines in good faith that the failure to take such action would reasonably be expected to violate its duties under applicable law and that the proposal is, or is reasonably likely to be, a "Superior Acquisition Proposal" (as defined). Under the limited waiver granted by Messrs. Gottlieb and Lebowitz, the special committee may enter into discussions and negotiations with the Weisman Group and its counsel regarding the Weisman Group's proposal without having to determine at this time that the failure to do so would reasonably be expected to violate the special committee's duties under applicable law or that the Weisman Group's proposal is, or is reasonably likely to be, a "Superior Acquisition Proposal."

The limited waiver is subject to the following conditions:

     (1) The special committee must proceed with such discussions or negotiations as expeditiously as practicable and must conclude them within a reasonable period of time given the stockholder meeting date of October 24, 2001 and applicable disclosure requirements of the Securities and Exchange Commission;

     (2) Any proposal recommended by the special committee must include the payment to the Company of at least $2.5 million on a non-refundable basis, except in the event of a breach by the Company; and
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     (3) Messrs. Gottlieb and Lebowitz must be afforded sufficient advance notice of any record date for a vote of common stockholders or any tender offer for common stock of the Company relating to any acquisition by the Weisman Group or its affiliates such that, prior to such record date or tender offer, they are able to become record holders of the shares of common stock of the Company issuable on exercise of any outstanding options held by them.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "will," "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

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